UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐   Preliminary proxy statement
☐   Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☑   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

EGL, INC.

(Name of Registrant as Specified in Its Charter)

CEVA GROUP PLC

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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☐   Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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CEVA LOGISTICS PROPOSES TO ACQUIRE EGL, INC. FOR
$1.8 BILLION IN CASH

Apollo Portfolio Company Submits Binding, Fully Financed Proposal to
EGL Special Committee; EGL Shareholders to Receive $43 Per Share

                Amsterdam, May 2, 2007 -- CEVA Logistics, an Apollo Management VI, L.P. portfolio company, today announced that it has made a definitive proposal to the Special Committee of the Board of Directors of EGL, Inc. (NASDAQ: EAGL) to acquire EGL for $1.8 billion, or $43 per share, in cash. The offer represents a premium of approximately 13.2% over EGL’s $38.00 per share current pending agreement to be acquired by a bidding group led by its Chairman and CEO.

                CEVA’s proposal is subject to a customary merger agreement, which has been submitted to the EGL Special Committee together with CEVA’s offer. The transaction would be subject to regulatory approvals and the affirmative vote of the holders of a majority of EGL’s outstanding shares. The bid is fully financed pursuant to commitments from leading financial institutions. If accepted by the EGL board, CEVA anticipates that the transaction would close this summer.

                If the transaction is completed, CEVA intends to retain EGL’s headquarters in Houston and to use EGL’s operations as a complementary base to expand CEVA’s scale and product offerings globally.

About CEVA Logistics

                CEVA Logistics (formally known as TNT Logistics) is a leading global logistics and supply chain management company. It designs, implements and operates complex supply chain solutions on a national, regional or global scale for multinational and large local companies. The company provides customers with end-to-end logistics solutions spanning the entire supply chain. CEVA focuses on a diverse range of market sectors including automotive, tyres, high-tech/electronics, industrial, fast moving consumer goods, and publishing & media. CEVA employs approximately 38,000 people and operates an extensive global network with facilities in 26 countries worldwide, and maintains 567 warehouses globally with a combined space of approximately 7.4 million square meters. For fiscal year 2006, CEVA reported sales of €3.5 billion. CEVA is owned by affiliates of Apollo Management, L.P., one of the leading private equity investors in the world. For more information please visit the CEVA web site at www.cevalogistics.com.

About Apollo Management

                Founded in 1990, Apollo is a recognized leader in private equity, debt and capital markets investing. Since its inception, Apollo has successfully invested over $16 billion in companies representing a wide variety of industries, both in the U.S. and internationally. Apollo is currently investing its sixth private equity fund, Apollo Investment Fund VI, L.P., which along with related co-investment entities, has approximately $12 billion of committed capital.

                Apollo's current and past investments in the distribution, transportation and logistics industries include Pacer International, Quality Distribution, Metals USA and United Agri-Products, and it has other investments in portfolio companies including Affinion, AMC Entertainment, Berry Plastics, Goodman Global, Hexion Specialty Chemicals (which includes the former coatings and inks resins division of Akzo Nobel and Resolution Performance Products formerly owned by Royal Dutch Shell), Momentive, Realogy, Rexnord, and Unity Media.

Important Additional Information to be Filed with the SEC

                In connection with the proposed merger agreement that CEVA may enter into with EGL, EGL will be required to file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement and other relevant documents (when available) filed with the SEC from the SEC’s website at http://www.sec.gov. EGL’s security holders and other interested parties will also be able to obtain, without charge, a copy of this press release from CEVA’s website, www.cevalogistics.com. EGL has indicated that its security holders and other interested parties will be able to obtain, without charge, other relevant documents (when available), including a copy of the proxy statement, by directing a request by mail or telephone to Investor Relations, EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032, telephone (281) 618-3100, or from the Company’s website, www.eaglegl.com.

                CEVA may be deemed to be a participant in the solicitation of proxies from EGL’s shareholders with respect to a proposed merger. CEVA does not own any securities of EGL.

                EGL and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from EGL’s shareholders with respect to a merger. Information about EGL’s directors and executive officers and their ownership of EGL’s common stock is set forth in EGL’s amendment to its Form 10-K filing for the fiscal year ended December 31, 2006, filed April 30, 2007, and other recent filings made by EGL with the SEC, as well as the proxy statement and other relevant documents regarding a merger which EGL will be required to file with the SEC.

Apollo Management Media Contacts:

Anna Cordasco/Jonathan Gasthalter
Sard Verbinnen & Co
(212) 687- 8080
jgasthalter@sardverb.com

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